Exhibit 5.1

December 29, 2021

Columbia Banking System, Inc.,

1301 A Street,

Tacoma, Washington 98402.

Ladies and Gentlemen:

In connection with the registration on Form S-3 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), of common stock, no par value (the “Common Stock”), of Columbia Banking System, Inc., a Washington corporation (the “Company”) (the “Common Stock”), preferred stock, no par value, of the Company (the “Preferred Stock”), depositary shares representing preferred stock, senior and subordinated debt securities, purchase contracts, warrants and units comprised of two or more of the foregoing (the foregoing securities being referred to herein as the “Securities”), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

As Executive Vice President and General Counsel of the Company, it is my opinion that:

(1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Washington.

(2) When the Registration Statement has become effective under the Act, when the terms of the Common Stock and of their issuance and sale have been duly established in conformity with the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and when the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and non-assessable. The Common Stock covered by the opinion in this paragraph include any Common Stock that may be issued (i) as part of the units or (ii) upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Securities.

(3) When the Registration Statement has become effective under the Act, when the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Articles, when an appropriate articles of amendment with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Washington and when the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock will be validly issued, fully paid and non-assessable. The Preferred Stock covered in the opinion in this paragraph includes any preferred stock that may be represented by depositary shares or may be issued (i) as part of the units or (ii) upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Securities.

Columbia Banking System, Inc.	- 2 -

The foregoing opinion is limited to the laws of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ KUMI Y. BARUFFI

KUMI Y. BARUFFI